Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fluence Energy, Inc. 2021 Incentive Award Plan, Fluence Energy, LLC Phantom Equity Incentive Plan, and 2020 Unit Option Plan of Fluence Energy, LLC to the use of our report dated June 24, 2021, with respect to the consolidated financial statements of Fluence Energy, LLC for the year ended September 30, 2020 included in Fluence Energy, Inc.’s Registration Statement on Form S-1 (No. 333-259839) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

October 28, 2021